                                                                    EXHIBIT 99.1



(COMMONWEALTH LOGO)

FOR IMMEDIATE RELEASE

COMMONWEALTH ENERGY CORPORATION ANNOUNCES RESULTS FOR FOURTH QUARTER AND YEAR ENDED JULY 31, 2003

Tustin, California, October 30, 2003... Commonwealth Energy Corporation, a leading U.S. electric service provider, announced fourth quarter and full year results for the year ended July 31, 2003.

Commonwealth Energy's revenues for the fourth quarter of fiscal 2003 were $62.2 million, up 76% as compared to revenues of $35.3 million for the same quarter of 2002. The Company's fiscal 2003 fourth quarter net income was $4.3 million, or $.15 per diluted share, compared with $3.3 million, or $.11 per diluted share for the fourth quarter of fiscal 2002, a 36% increase. The Company's sales growth during the fourth quarter of fiscal 2003 was driven by a significant increase in the Pennsylvania market which was up $12.9 million, or 118% versus fiscal 2002's fourth quarter. Michigan, during its first year of operations, had fourth quarter sales of $7.9 million. California's sales reflect a fourth quarter increase of $6.0 million attributable to a green credit payment of $5.6 million representing the final seven months of fiscal 2002 and the first eight months of 2003. The increase in net income was attributable primarily to the California Green Credit received from the State of California partly offset by the Historical Procurement Charges in the Southern California Edison territory, and legal fees incurred to defend the Company in various legal matters.

Commonwealth Energy's revenues for fiscal 2003 were $165.5 million, up 41% as compared to revenues of $117.8 million for fiscal year 2002. The Company's net income for fiscal 2003 was $5.4 million, or $0.18 per diluted share, compared with $5.2 million, or $.16 per diluted share for fiscal 2002, a 13% increase. California's sales of $92.7 million were up 18% versus fiscal 2002. Pennsylvania's sales were up 45%, increasing to $56.9 million. Michigan added $15.9 million during its initial year of operations in fiscal 2003. The increase in net income was attributable primarily to the substantial revenue growth versus fiscal 2002 combined with the Green Credit payment received from the State of California. Major factors that partially offset the favorable influences were the California Historical Procurement Charge, increased cost of energy in California, litigation award relating to a jury verdict returned against the Company, loss on equity investments, and litigation expenses for the Company defending itself against litigations in which the Company was a defendant.

The Company at July 31, 2003 had total assets of $125.9 million, equity of $93.0 million, unrestricted cash of $40.9 million and no long-term debt.

Ian Carter, Commonwealth Energy's Chairman and Chief Executive Officer stated, "The fourth quarter and full year's financial performances reflect solid sales growth. Fiscal 2003's profit increase over the prior year is primarily attributable to the Company's sales growth and containment of operating expenses. This increase in revenue allowed us to overcome several unforeseen negative factors and reflects our continued growth in net income. Our geographic market diversification initiatives helped us achieve our goals."

ABOUT COMMONWEALTH ENERGY CORPORATION

Headquartered in Tustin, California, and operating under the brand name "electricAmerica," Commonwealth Energy Corporation is one of the largest energy service providers in California, and also provides retail electric service to the Philadelphia, Pennsylvania and Detroit, Michigan market areas. Commonwealth is licensed by the Federal Energy Regulatory Commission as a power marketer and is a recognized leader in the deregulated energy marketplace, offering retail electricity and energy efficiency products and services. Commonwealth currently serves commercial, industrial and residential electricity customers in multiple U.S. markets.

For more information about Commonwealth, please contact: Roy Reeves, Vice President of Marketing, Commonwealth Energy Corporation, 15901 Red Hill Avenue, Suite 100, Tustin, California 92780; Telephone: 1-800-ELECTRIC; e-mail: rreeves@electric.com.

FORWARD LOOKING STATEMENTS

This press release contains information about future expectations, plans and prospects that may constitute forward-looking statements for purposes of the Safe Harbor provisions under the Private Securities Litigation Reform Act of 1995. For this purpose, any statement contained herein, including those of our Chairman and CEO, that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words "believe," "anticipate," "expect," "estimate," "await," "continue," "intend," "plan" and similar expressions, are intended to identify forward-looking statements and projections (which include statements concerning plans and objectives of management for future operations) that are based on management's belief, as well as assumptions made by, and information currently available to, management. While the Company believes that its expectations are based upon reasonable assumptions, there can be no assurances that the Company's goals and strategy will be realized. Numerous factors, including risks and uncertainties, may affect the Company's actual results and may cause results to differ materially from those expressed in forward-looking statements made by or on behalf of the Company. Some of these factors include: legislative and regulatory initiatives regarding deregulation and restructuring of the electric utility industry; the extent and timing of the entry of additional competition in the markets of Commonwealth Energy's subsidiaries; financial market conditions and the results of Commonwealth Energy's financing efforts; changes in commodity prices and interest rates; weather and other natural phenomena; performance of business strategies that the Company has initiated; the success of efforts to invest in and develop new opportunities; the Company's credit risks and other factors detailed in the Company's Form 10-K and other periodic reports and registration statements filed with the SEC. Commonwealth Energy specifically disclaims any obligation to update or revise any forward-looking statement whether as a result of new information, future developments or otherwise.

SUMMARY FINANCIAL RESULTS:                            FOURTH QUARTER ENDED JULY 31,
(In thousands except per share data)               2003           2002        % Change
                                                   ----           ----        --------
                                                 (Unaudited)   (Unaudited)
Net revenue                                     $ 62,244        $ 35,326          76%
Direct energy costs                               47,549          23,650         101%
Operating expenses                                 6,555           5,416          21%
Income from operations                             8,140           6,260          30%
Loss on equity investments                            82            (160)         --

Minority interest                                    187              --          --
Interest income, net                                 105             171         (39%)
Income before income taxes                         8,514           6,271          36%
Provision for income taxes                         4,249           2,925          45%
Net income                                         4,265           3,346          27%
Earnings per share - basic                      $   0.15        $   0.12          25%
Earnings per share - fully diluted              $   0.15        $   0.11          36%


SUMMARY FINANCIAL RESULTS:                             TWELVE MONTHS ENDED JULY 31,
(In thousands except per share data)               2003          2002           % Change
                                                   ----          ----           --------
                                                (Audited)      (Audited)
Net revenue                                    $ 165,526      $ 117,768             41%
Direct energy costs                              128,179         87,340             47%
Operating expenses                                24,947         21,918             14%
Income from operations                            12,400          8,510             46%
Loss on litigation award                          (2,200)                           --
Loss on equity investments                          (567)          (160)           254%

Minority interest                                    187             --             --
Interest income, net                                 715            939            (24%)
Income before income taxes                        10,535          9,289             13%
Provision for income taxes                         5,113          4,125             24%
Net income                                         5,422          5,164              5%
Earnings per share - basic                     $    0.19      $    0.19              0%
Earnings per share - fully diluted             $    0.18      $    0.16             13%

                     CONDENSED CONSOLIDATED BALANCE SHEET DATA

     (In thousands)                                    (Audited)       (Audited)
                                                     July 31, 2003   July 31, 2002
                                                     -------------   -------------
Assets
     Cash & cash equivalents                           $ 40,921        $ 43,042
     Accounts receivable, net                            37,861          21,340
     Prepaid and other current assets                     9,692           7,736
     Restricted cash and cash equivalents                20,773          14,186
     Property, and equipment, net                         2,984           3,912

     Goodwill                                             3,007              --
     Other assets                                        10,632          11,013
                                                       --------        --------
          Total assets                                 $125,870        $101,229
                                                       --------        --------

Liabilities and Shareholders' Equity
     Accounts payable                                  $ 24,936        $  8,969
     Accrued liabilities                                  7,127           4,308

     Deferred income tax liabilities                        187              --

     Minority interest                                      603              --
     Shareholders' equity                                93,017          87,952
                                                       --------        --------
         Total liabilities and shareholders'
     equity                                            $125,870        $101,229
                                                       --------        --------
